Exhibit 99.1

Howmet Aerospace (formerly Arconic Inc.) Reports Full First Quarter 2020 Financial Results

PITTSBURGH--(BUSINESS WIRE)--May 5, 2020--On April 1, 2020, Arconic Inc. completed the separation of its business into two independent, publicly-traded companies: Howmet Aerospace Inc. (the new name for Arconic Inc.) and Arconic Corporation (“Arconic Corp”). The financial results of Howmet Aerospace prior to April 1, 2020 include the Global Rolled Products business (which became Arconic Corp as of April 1, 2020).

First Quarter 2020 Highlights

  Revenue of $3.2 billion, down 9% year over year; organic revenue1 down 6% year over year
  Net income of $215 million, or $0.49 per share, versus net income of $187 million, or $0.39 per share, in the first quarter 2019
  Net income excluding special items of $274 million, or $0.62 per share, versus $208 million, or $0.43 per share, in the first quarter 2019
  Operating income of $399 million versus $374 million in the first quarter 2019
  Operating income excluding special items of $472 million, up 19% year over year
  Operating income margin excluding special items up approximately 350 basis points year over year

Key Announcements

  On April 1, 2020, Company completed the separation of Arconic Inc. into two standalone companies – Howmet Aerospace Inc. and Arconic Corp.
  On April 6, 2020, Howmet Aerospace, formerly Arconic Inc., completed the early redemption of all of its 6.150% Notes due 2020 and early partial redemption of its 5.40% Notes due 2021 in the aggregate principal amount of $1 billion and $300 million, respectively.
  On April 24, 2020, Company issued $1.2 billion aggregate principal amount of 6.875% Notes due 2025. Proceeds are intended to fund cash tender offers for an aggregate purchase price of up to $785 million of the Company’s 5.40% Notes due 2021 and up to $210 million of its 5.87% Notes due 2022. Remaining net proceeds expected to be approximately $190 million are intended to be used for general corporate purposes.
  Howmet Aerospace, formerly Arconic Inc., has commenced plans to reduce costs and is targeting approximately $100 million of further run rate savings. Savings are incremental to $50 million of previously announced actions from 2019.
  Company has temporarily suspended the dividend on its Common Stock to preserve cash and provide additional flexibility.
  Howmet Aerospace, formerly Arconic Inc., full-year 2020 Capex target approximately $200 million, reduced by $100 million from initial target provided at February 25, 2020 Investor Day.

Howmet Aerospace (NYSE:HWM), formerly Arconic Inc., today reported first quarter 2020 results, for which the Company reported revenues of $3.2 billion, down 9% year over year. Organic revenue1 was down 6% year over year due to disruptions in the aerospace, commercial transportation, and automotive markets driven by COVID-19 and 737 MAX production declines, somewhat offset by growth in defense and industrial.

Howmet Aerospace, formerly Arconic Inc., reported net income of $215 million, or $0.49 per share, in the first quarter 2020 versus net income of $187 million, or $0.39 per share, in the first quarter 2019. Net income excluding special items was $274 million, or $0.62 per share, in the first quarter 2020, versus $208 million, or $0.43 per share, in the first quarter 2019. Net income in the first quarter 2020 included $59 million of Special items, principally related to separation costs and charges associated with cost reduction initiatives.

First quarter 2020 operating income was $399 million versus operating income of $374 million in the first quarter 2019. Operating income excluding special items was $472 million, up 19% year over year, driven by net cost reductions, favorable aluminum and raw material costs, and growth in defense and industrial; partially offset by lower volumes in aerospace, commercial transportation, and automotive, including the impacts of COVID-19 and 737 MAX production declines. Operating income margin excluding special items was up approximately 350 basis points year over year to 14.7%.

Howmet Aerospace Executive Chairman and Co-Chief Executive Officer John Plant said, “The first quarter showed further performance progression both year over year and sequentially despite the disruptions during March due to COVID-19 both in Howmet Aerospace and Arconic Corporation plants as a result of customer shutdowns. The first wave of cost reductions has already been implemented as we focus on cost efficiency and cash conservation in light of the continuing turmoil in commercial aviation and aerospace. Other cash conservation actions are being implemented with capital expenditure reductions and temporary dividend suspension while the Company faces into these headwinds. Cash balances are healthy at more than two times the amount necessary to fund seasonal working capital changes. Pro forma cash balance, after the April 24 debt issuance and assuming completion of the related tender offers, would be approximately $1 billion. Our five-year revolver of $1.5 billion remains undrawn.”

Howmet Aerospace, formerly Arconic Inc., ended the quarter with a cash balance of $2.64 billion as of March 31, 2020. The Company is expected to have a cash balance of approximately $1 billion after the early debt redemption of $1.3 billion on April 6, 2020 and an allocation of $500 million to Arconic Corp in connection with the April 1, 2020 separation, plus expected remaining net proceeds of approximately $190 million after the $1.2 billion debt issuance on April 24, 2020 and the contemplated purchase of certain of its outstanding notes pursuant to related tender offers.

For the first quarter 2020, cash used for operations was $291 million; cash provided from financing activities was $1.1 billion, as the quarter reflected the impact of raising $1.2 billion of debt for Arconic Corp in connection with the separation; and cash provided from investing activities was $94 million. For the first quarter 2019, cash used for operations was $258 million; cash used for financing activities was $741 million, as the quarter reflected share repurchases totaling $700 million; and cash provided from investing activities was $42 million. Adjusted Free Cash Flow for the first quarter 2020 was negative $312 million versus negative $266 million in the first quarter 2019. Adjusted Free Cash Flow excluding separation costs for the first quarter 2020 was negative $246 million versus negative $265 million in the first quarter 2019.

First Quarter 2020 Segment Performance

Engineered Products and Forgings (EP&F)
EP&F reported revenue of $1.6 billion, a decrease of 7% year over year. Organic revenue1 was down 4% due to disruptions in the aerospace and commercial transportation markets driven by COVID-19 and 737 MAX production declines, partly offset by growth in defense and industrial. Segment operating profit was $339 million, up 8% year over year, driven by net cost reductions, lower raw material costs, and price increases partially offset by volume declines. Segment operating profit margin increased approximately 300 basis points year over year to 20.8%.

Global Rolled Products (GRP)
GRP reported revenue of $1.6 billion, down 12% year over year. Organic revenue1 was down 7% due to disruptions in the automotive, commercial transportation, and aerospace markets driven by COVID-19 and 737 MAX production declines, somewhat offset by growth in industrial. Segment operating profit was $169 million, up 25% year over year, driven by net cost reductions and favorable aluminum prices partially offset by volume declines. Segment operating profit margin increased approximately 310 basis points year over year to 10.7%.

Separation Completed on April 1, 2020
The Company completed the separation of Arconic Inc. into two standalone companies – Howmet Aerospace Inc. and Arconic Corp – on April 1, 2020. Howmet Aerospace began trading on the New York Stock Exchange on April 1, 2020 under the ticker "HWM.”

Completed Early Redemption of 6.150% Notes Due 2020 and Early Partial Redemption of 5.40% Notes Due 2021
On April 6, 2020, the Company completed the early redemption of all of its 6.150% Notes due 2020 and the early partial redemption of its 5.40% Notes due 2021 in the aggregate principal amount of $1 billion and $300 million, respectively. Taken together, these actions have resulted in the Company reducing its total debt by approximately $1.3 billion.

Completed $1.2 Billion Debt Offering; Tender Offers to Purchase up to $785 Million of 5.40% Notes Due 2021 notes and $210 million of 5.87% Notes due 2022
On April 24, 2020, Howmet Aerospace, formerly Arconic Inc., issued $1.2 billion aggregate principal amount of 6.875% Notes due 2025. Proceeds from the debt offering are intended to fund cash tender offers for an aggregate purchase price of up to $785 million of the Company’s 5.40% Notes due 2021 and up to $210 million of its 5.87% Notes due 2022. The tender offer in respect of the 5.40% Notes due 2021 includes a solicitation of consents to amend the related indenture. The remaining net proceeds are intended to be used for general corporate purposes, which may include the repayment and/or repurchase of other outstanding indebtedness as may be determined by management.

Commenced Plans to Reduce Costs, Targeting Approximately $100 Million of Run-Rate Savings. Savings are Incremental to $50 Million of Previously Announced Actions from 2019
In response to certain original equipment manufacturer customers having temporarily suspended operations in North America and Europe due to matters associated with COVID-19, the Company has commenced previously announced plans to reduce costs targeted to save approximately $100 million on a run-rate basis.

Temporarily Suspended the Dividend on the Company’s Common Stock
The Company has temporarily suspended the dividend on its Common Stock, preserving cash and providing additional flexibility in the current environment.

Reduced 2020 Capex Target by Approximately $100 Million
Howmet Aerospace, formerly Arconic Inc., has reduced its 2020 Capex target by $100 million from the initial target it provided at its February 25, 2020 Investor Day. The Company now expects full year Capex to be approximately $200 million.

Howmet Aerospace will hold its quarterly conference call at 10:00 AM Eastern Time on Tuesday, May 5, 2020. The call will be webcast via www.howmet.com. The press release and presentation materials will be available at approximately 7:00 AM ET on May 5 via the “Investors” section of the Howmet Aerospace website. A link to the press release will also be available via Howmet’s Twitter handle @HowmetAerospace at https://twitter.com/howmetaerospace.

About Howmet Aerospace
Howmet Aerospace, Inc., headquartered in Pittsburgh, Pennsylvania, is a leading global provider of advanced engineered solutions for the aerospace and transportation industries. The Company’s primary businesses focus on jet engine components, aerospace fastening systems, and titanium structural parts necessary for mission-critical performance and efficiency in aerospace and defense applications, as well as forged wheels for commercial transportation. With nearly 1,300 granted and pending patents, the Company’s differentiated technologies enable lighter, more fuel-efficient aircraft to operate with a lower carbon footprint. In 2019, the businesses of Howmet Aerospace reported annual revenue of over $7 billion. For more information, visit www.howmet.com. Follow @howmet: LinkedIn, Twitter, Instagram, Facebook, and YouTube.

Dissemination of Company Information
Howmet Aerospace intends to make future announcements regarding Company developments and financial performance through its website at www.howmet.com.

Forward-Looking Statements
This release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as "anticipates," "believes," "could," "estimates," "expects," "forecasts," "goal," "guidance," "intends," "may," "outlook," "plans," "projects," "seeks," "sees," "should," "targets," "will," "would," or other words of similar meaning. All statements that reflect Howmet Aerospace’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, forecasts and expectations relating to the growth of end markets; statements and guidance regarding future financial results or operating performance; statements regarding future strategic actions; and statements about Howmet Aerospace's strategies, outlook, business and financial prospects. These statements reflect beliefs and assumptions that are based on Howmet Aerospace’s perception of historical trends, current conditions and expected future developments, as well as other factors Howmet Aerospace believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and changes in circumstances that are difficult to predict, which could cause actual results to differ materially from those indicated by these statements. Such risks and uncertainties include, but are not limited to: (a) the impact of the separation on the businesses of Howmet Aerospace; (b) deterioration in global economic and financial market conditions generally, including as a result of pandemic health issues (including COVID-19 and its effects, among other things, on global supply, demand, and distribution disruptions as the COVID-19 outbreak continues and results in an increasingly prolonged period of travel, commercial and/or other similar restrictions and limitations); (c) unfavorable changes in the markets served by Howmet Aerospace; (d) the inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated or targeted; (e) competition from new product offerings, disruptive technologies or other developments; (f) political, economic, and regulatory risks relating to Howmet Aerospace’s global operations, including compliance with U.S. and foreign trade and tax laws, sanctions, embargoes and other regulations; (g) manufacturing difficulties or other issues that impact product performance, quality or safety; (h) Howmet Aerospace’s inability to realize expected benefits, in each case as planned and by targeted completion dates, from acquisitions, divestitures, facility closures, curtailments, expansions, or joint ventures; (i) the impact of potential cyber attacks and information technology or data security breaches; (j) the loss of significant customers or adverse changes in customers’ business or financial conditions; (k) adverse changes in discount rates or investment returns on pension assets; (l) the impact of changes in aluminum prices and foreign currency exchange rates on costs and results; (m) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation, which can expose Howmet Aerospace to substantial costs and liabilities; (n) the possible impacts and our preparedness to respond to implications of COVID-19; and (o) the other risk factors summarized in Howmet Aerospace’s Form 10-K for the year ended December 31, 2019 and other reports filed with the U.S. Securities and Exchange Commission (SEC). Market projections are subject to the risks discussed above and other risks in the market. The statements in this release are made as of the date of this release, even if subsequently made available by Howmet Aerospace on its website or otherwise. Howmet Aerospace disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Non-GAAP Financial Measures
Some of the information included in this release is derived from Howmet’s consolidated financial information but is not presented in Howmet’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these data are considered “non-GAAP financial measures” under SEC rules. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measure. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release.

_________________________

1 Organic revenue is U.S. GAAP revenue adjusted for divestitures and changes in aluminum prices and foreign currency exchange rates relative to prior year period.

Howmet Aerospace and subsidiaries
Statement of Consolidated Operations (unaudited)
(in millions, except per-share and share amounts)

	Quarter ended
	March 31, 2020	December 31, 2019	March 31, 2019
Sales	$3,209	$3,401	$3,541

Cost of goods sold (exclusive of expenses below)	2,476	2,670	2,818
Selling, general administrative, and other expenses	169	181	178
Research and development expenses	15	15	22
Provision for depreciation and amortization	129	129	137
Restructuring and other charges(1)	21	(10)	12
Operating income	399	416	374

Interest expense	91	82	85
Other expense, net	17	30	32

Income before income taxes	291	304	257
Provision (benefit) for income taxes	76	(5)	70

Net income	$215	$309	$187

EARNINGS PER SHARE ATTRIBUTABLE TO HOWMET AEROSPACE COMMON SHAREHOLDERS:
Basic(2)(3):
Earnings per share	$0.49	$0.71	$0.40
Average number of shares(3)(4)	435,015,454	432,802,445	470,798,121

Diluted(2)(3):
Earnings per share	$0.49	$0.70	$0.39
Average number of shares(3)(4)	440,396,706	441,941,647	489,059,798

Common stock outstanding at the end of the period(4)	436,085,504	432,855,183	453,093,877

(1)

Restructuring and other charges for the quarter ended March 31, 2020 included severance costs of $22 and charges for asset impairments of $24, partially offset by the gain on sale of an extrusions plant of $27. Restructuring and other charges for the quarter ended December 31, 2019 included contingent consideration received related to the 2018 sale of the Texarkana rolling mill of $20, partially offset by charges of $10 for asset impairments, accelerated depreciation, and other exit costs. Restructuring and other charges for the quarter ended March 31, 2019 primarily included severance costs of $67, partially offset by a benefit of $58 related to the elimination of life insurance benefits for U.S. salaried and non-bargained hourly retirees of the Company and its subsidiaries.

(2)

In order to calculate both basic and diluted earnings per share, preferred stock dividends declared of $1 for the quarters ended March 31, 2020, December 31, 2019, and March 31, 2019 need to be subtracted from Net income.

(3)

For the quarter ended March 31, 2020, the difference between the respective diluted average number of shares and the respective basic average number of shares related to share equivalents (5 million) associated with outstanding employee stock options and awards. For the quarters ended December 31, 2019 and March 31, 2019, the difference between the respective diluted average number of shares and the respective basic average number of shares related to share equivalents (9 million and 18 million, respectively) associated with outstanding employee stock options and awards and shares underlying outstanding convertible debt (convertible debt matured and was repaid in October 2019).

(4)

Basic and diluted average number of shares and common stock outstanding at the end of the period for the quarter ended March 31, 2019 do not reflect the full impact of the share repurchases as they were made at different times during 2019.

Howmet Aerospace and subsidiaries
Consolidated Balance Sheet (unaudited)
(in millions)

	March 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents(1)	$2,591	$1,648
Receivables from customers, less allowances of $2 in 2020 and $3 in 2019	1,290	967
Other receivables	244	484
Inventories	2,512	2,429
Prepaid expenses and other current assets	311	314
Total current assets	6,948	5,842

Properties, plants, and equipment, net	5,358	5,463
Goodwill	4,457	4,493
Deferred income taxes	553	608
Intangibles, net	647	658
Other noncurrent assets	502	514
Total assets	$18,465	$17,578

Liabilities
Current liabilities:
Accounts payable, trade	$1,799	$2,043
Accrued compensation and retirement costs	323	432
Taxes, including income taxes	88	87
Accrued interest payable	102	112
Other current liabilities	453	418
Short-term debt	1,342	1,034
Total current liabilities	4,107	4,126
Long-term debt, less amount due within one year(1)	5,777	4,906
Accrued pension benefits	2,389	2,460
Accrued other postretirement benefits	700	714
Other noncurrent liabilities and deferred credits	695	751
Total liabilities	13,668	12,957

Equity
Howmet Aerospace shareholders’ equity:
Preferred stock	55	55
Common stock	436	433
Additional capital	7,326	7,319
Retained earnings	335	129
Accumulated other comprehensive loss	(3,369)	(3,329)
Total Howmet Aerospace shareholders’ equity	4,783	4,607
Noncontrolling interests	14	14
Total equity	4,797	4,621
Total liabilities and equity	$18,465	$17,578

(1)

In the first quarter of 2020, Arconic Corporation, which was a wholly-owned subsidiary of Howmet Aerospace, completed its offering of $600 aggregate principal amount of 6.125% senior secured second-lien notes due 2028 and a seven-year senior secured first-lien term loan B facility in an aggregate principal amount of $600, in preparation for the Separation of Arconic Inc. into two standalone, publicly-traded companies which became effective on April 1, 2020 (the “Arconic Inc. Separation Transaction”).

Howmet Aerospace and subsidiaries
Statement of Consolidated Cash Flows (unaudited)
(in millions, except as noted)

	Three months ended March 31,
	2020	2019
Operating activities
Net income	$215	$187
Adjustments to reconcile net income to cash provided from operations:
Depreciation and amortization	129	137
Deferred income taxes	19	8
Restructuring and other charges	21	12
Net loss from investing activities—asset sales	2	2
Net periodic pension benefit cost	26	29
Stock-based compensation	13	10
Other	25	11
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
(Increase) in receivables	(210)	(489)
(Increase) in inventories	(136)	(118)
(Increase) in prepaid expenses and other current assets	(2)	(14)
(Decrease) increase in accounts payable, trade	(215)	65
(Decrease) in accrued expenses	(173)	(69)
Increase in taxes, including income taxes	90	47
Pension contributions	(56)	(55)
(Increase) in noncurrent assets	—	(1)
(Decrease) in noncurrent liabilities	(39)	(20)
Cash used for operations	(291)	(258)

Financing Activities
Net change in short-term borrowings (original maturities of three months or less)	2	1
Additions to debt (original maturities greater than three months)(1)	1,200	150
Payments on debt (original maturities greater than three months)	—	(151)
Debt issuance costs	(45)	—
Proceeds from exercise of employee stock options	30	1
Dividends paid to shareholders	(9)	(29)
Repurchases of common stock(2)	—	(700)
Other	(33)	(13)
Cash provided from (used for) financing activities	1,145	(741)

Investing Activities
Capital expenditures	(69)	(168)
Proceeds from the sale of assets and businesses	114	4
Sales of investments	—	47
Cash receipts from sold receivables	48	160
Other	1	(1)
Cash provided from investing activities	94	42

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(8)	1
Net change in cash, cash equivalents and restricted cash	940	(956)
Cash, cash equivalents and restricted cash at beginning of year	1,703	2,282
Cash, cash equivalents and restricted cash at end of period	$2,643	$1,326

(1)

In the first quarter of 2020, Arconic Corporation, which was a wholly-owned subsidiary of Howmet Aerospace, completed its offering of $600 aggregate principal amount of 6.125% senior secured second-lien notes due 2028 and a seven-year senior secured first-lien term loan B facility in an aggregate principal amount of $600, in preparation for the Arconic Inc. Separation Transaction.

Howmet Aerospace and subsidiaries
Segment Information (unaudited)
(in millions)

	1Q19	2Q19	3Q19	4Q19	2019	1Q20
Engineered Products and Forgings
Third-party sales	$1,756	$1,822	$1,794	$1,733	$7,105	$1,631
Segment operating profit	$313	$360	$363	$354	$1,390	$339
Segment operating profit margin	17.8%	19.8%	20.2%	20.4%	19.6%	20.8%
Provision for depreciation and amortization	$71	$70	$65	$63	$269	$65
Restructuring and other charges	$18	$443	$45	$3	$509	$34
Capital expenditures	$117	$88	$62	$77	$344	$36

Global Rolled Products
Third-party sales	$1,784	$1,868	$1,763	$1,667	$7,082	$1,578
Intersegment sales	$52	$49	$41	$41	$183	$35
Segment operating profit	$135	$179	$161	$150	$625	$169
Segment operating profit margin	7.6%	9.6%	9.1%	9.0%	8.8%	10.7%
Provision for depreciation and amortization	$59	$59	$57	$58	$233	$57
Restructuring and other charges	$11	$26	$62	$(18)	$81	$(18)
Third-party aluminum shipments (kmt)	331	367	351	330	1,379	312
Capital expenditures	$39	$37	$35	$78	$189	$22

Reconciliation of Total segment operating profit to Consolidated income (loss) before income taxes:
Total segment operating profit	$448	$539	$524	$504	$2,015	$508
Unallocated amounts:
Restructuring and other charges	(12)	(499)	(119)	10	(620)	(21)
Corporate expense(1)	(62)	(121)	(79)	(98)	(360)	(88)
Consolidated operating income (loss)	374	(81)	326	416	1,035	399
Interest expense	(85)	(85)	(86)	(82)	(338)	(91)
Other expense, net	(32)	(29)	(31)	(30)	(122)	(17)
Consolidated income (loss) before income taxes	$257	$(195)	$209	$304	$575	$291

Segment performance under the Company's management reporting system is evaluated based on a number of factors; however, the primary measure of performance is Segment operating profit. The Company's definition of Segment operating profit is Operating income excluding Special items. Special items include Restructuring and other charges and Impairment of goodwill. Segment operating profit may not be comparable to similarly titled measures of other companies. Differences between segment and consolidated totals are in Corporate.
(1)

For the quarter ended June 30, 2019, Corporate expense included $25 of costs associated with ongoing environmental remediation; $16 of costs associated with the Arconic Inc. Separation Transaction; $9 of costs associated with negotiation of the collective bargaining agreement with the United Steelworkers; $9 impairment of assets of the energy business; and $4 of costs related to a fire at a fasteners plant. For the quarter ended September 30, 2019, Corporate expense included $25 of costs associated with the Arconic Inc. Separation Transaction and $4 of costs related to a fire a fasteners plant. For the quarter ended December 31, 2019, Corporate expense included $34 of costs associated with the Arconic Inc. Separation Transaction and $1 of net costs related to a fire at a fasteners plant (net of insurance reimbursements). For the quarter ended March 31, 2020, Corporate expense included $38 of costs associated with the Arconic Inc. Separation Transaction, $11 of net costs related to a fire at two plants, and impairment costs related to facilities closures of $3.

Howmet Aerospace and subsidiaries
Calculation of Financial Measures (unaudited)
(in millions, except per-share amounts)

Net income excluding Special items	Quarter ended
	March 31, 2019	December 31, 2019	March 31, 2020
Net income	$187	$309	$215
Diluted earnings per share (EPS)	$0.39	$0.70	$0.49

Special items:
Restructuring and other charges	12	(10)	21
Discrete tax items(1)	1	(142)	(8)
Other special items(2)	12	92	55
Tax impact(3)	(4)	(15)	(9)

Net income excluding Special items	$208	$234	$274

Diluted EPS excluding Special items	$0.43	$0.53	$0.62

Average number of shares - diluted EPS excluding Special items	489,059,798	441,941,647	440,396,706

Net income excluding Special items and Diluted EPS excluding Special items are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews the operating results of the Company excluding the impacts of Restructuring and other charges, Discrete tax items, and Other special items (collectively, “Special items”). There can be no assurances that additional special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Net income determined under GAAP as well as Net income excluding Special items.
(1)	Discrete tax items for each period included the following:
for the quarter ended March 31, 2019, a charge for a number of small items ($1);

  for the quarter ended December 31, 2019, a benefit related to a U.S. tax election which caused the deemed liquidation of a foreign subsidiary’s assets into its U.S. tax parent ($139) and a benefit for a number of small items ($3); and

for the quarter ended March 31, 2020, a benefit related primarily to stock compensation ($8).
(2)	Other special items for each period included the following:

  for the quarter ended March 31, 2019, strategy and portfolio review costs ($6), costs associated with the Arconic Inc. Separation Transaction ($3), legal and other advisory costs related to Grenfell Tower ($2), and a charge for a number of small tax items ($1);

  for the quarter ended December 31, 2019, a non-discrete U.S. GILTI tax cost related to a U.S tax election which caused the deemed liquidation of a foreign subsidiary’s assets into its U.S. tax parent ($45), costs associated with the Arconic Inc. Separation Transaction ($34), an unfavorable tax impact resulting from the difference between the Company's consolidated estimated annual effective tax rate and the statutory rate applicable to special items ($27), legal and other advisory costs related to Grenfell Tower ($2), net costs related to a fire at a fasteners plant (net of insurance reimbursements) ($1), an impairment of assets of the energy business ($1), other charges ($1), partially offset by a favorable tax impact related to the interim period treatment of operational losses in certain foreign jurisdictions for which no tax benefit was recognized ($16) and other favorable tax items ($3); and

  for the quarter ended March 31, 2020, transaction costs with the Arconic Inc. Separation Transaction ($38), net costs related to a fire at two plants ($11), tax cost related to capital gains resulting from restructuring steps associated with the Arconic Inc. Separation Transaction ($11), interest costs associated with the Arconic Inc. Separation Transaction ($6), an unfavorable tax impact related to the interim period treatment of operational losses in certain foreign jurisdictions for which no tax benefit was recognized ($3), impairment costs related to facilities closures ($3) and a write off of deferred financing fees ($1), partially offset by a favorable tax impact resulting from the difference between the Company's consolidated estimated annual effective tax rate and the statutory rate applicable to special items ($15) and a non-discrete U.S. Global Intangible Low Tax Income (“GILTI”) tax benefit related to the sale of an aluminum rolling mill in Brazil ($3).

(3)

The tax impact on Special items is based on the applicable statutory rates whereby the difference between such rates and the Company’s consolidated estimated annual effective tax rate is itself a Special item.

Operational Tax Rate	Quarter ended March 31, 2020
	As reported	Special items(1)	As adjusted
Income before income taxes	$291	$80	$371
Provision for income taxes	76	21	97
Operational tax rate	26.1%		26.1%

Operational tax rate is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of the Company excluding the impacts of Special items. There can be no assurances that additional Special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both the Effective tax rate determined under GAAP as well as the Operational tax rate.
(1)	See Net income excluding Special items reconciliation above for a description of Special items.

Howmet Aerospace and subsidiaries
Calculation of Financial Measures (unaudited), continued
(dollars in millions)

Organic Revenue	Quarter ended December 31,		Quarter ended March 31,
	2018	2019	2019	2020
Howmet
Sales	$3,472	$3,401	$3,541	$3,209
Less:
Sales – Eger forgings	6	—	—	—
Sales – UK forgings	32	21	32	—
Sales – Tennessee Packaging	18	—	—	—
Sales – Itapissuma	—	—	40	11
Sales – South Korea	—	—	13	8
Aluminum price impact	n/a	(60)	n/a	(55)
Foreign currency impact	n/a	(14)	n/a	(4)
Howmet Organic revenue	$3,416	$3,454	$3,456	$3,249

Engineered Products and Forgings
Sales	$1,715	$1,733	$1,756	$1,631
Less:
Sales – Eger forgings	6	—	—	—
Sales – UK forgings	32	21	32	—
Aluminum price impact	n/a	—	n/a	(9)
Foreign currency impact	n/a	(2)	n/a	(7)
Engineered Products and Forgings Organic revenue	$1,677	$1,714	$1,724	$1,647

Global Rolled Products
Sales	$1,755	$1,667	$1,784	$1,578
Less:
Sales – Tennessee Packaging	18	—	—	—
Sales – Itapissuma	—	—	40	11
Sales – South Korea	—	—	13	8
Aluminum price impact	n/a	(60)	n/a	(46)
Foreign currency impact	n/a	(12)	n/a	3
Global Rolled Products Organic revenue	$1,737	$1,739	$1,731	$1,602

Organic revenue is a non-GAAP financial measure. Management believes this measure is meaningful to investors as it presents revenue on a comparable basis for all periods presented due to the impact of the sale of the hard alloy extrusions plant in South Korea (divested in March 2020), sale of an aluminum rolling mill in Itapissuma, Brazil (divested in February 2020), the sale of the forgings businesses in Eger, Hungary (divested in December 2018) and the United Kingdom (divested in December 2019), the ramp-down of the Company's North American packaging business at its Tennessee operations (completed in December 2018), and the impact of changes in aluminum prices and foreign currency fluctuations relative to the prior year periods. The revenue from a small manufacturing facility that was divested in the second quarter of 2019 and the small energy business that was divested in the third quarter of 2019 was not material and therefore is included in Organic revenue.

Howmet Aerospace and subsidiaries
Calculation of Financial Measures (unaudited), continued
(dollars in millions)

Adjusted free cash flow	Quarter ended
	March 31, 2019	December 31, 2019	March 31, 2020
Cash (used for) provided from operations	$(258)	$506	$(291)
Cash receipts from sold receivables	160	365	48
Capital expenditures	(168)	(171)	(69)
Adjusted free cash flow	(266)	700	(312)
Costs associated with the Arconic Inc. Separation Transaction	1	28	66
Adjusted free cash flow, excluding costs associated with Arconic Inc. Separation Transaction	$(265)	$728	$(246)

In the first quarter of 2020, the net cash funding in the sale of accounts receivable program was reduced from $350 to $298 in connection with the of the Arconic Inc. Separation Transaction. In the first quarter of 2020, the Company also sold $31 of customer receivables in exchange for cash, the proceeds from which are presented in changes in receivables within operating activities in the Statement of Consolidated Cash Flows.

Adjusted free cash flow and Adjusted free cash flow, excluding costs associated with the Arconic Inc. Separation Transaction are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures (due to the fact that these expenditures are considered necessary to maintain and expand the Company's asset base and are expected to generate future cash flows from operations), cash receipts from net sales of beneficial interest in sold receivables, as well as costs associated with the Arconic Inc. Separation Transaction. It is important to note that Adjusted free cash flow and Adjusted free cash flow, excluding costs associated with the Arconic Inc. Separation Transaction do not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

Net Debt	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020
Short-term debt	$435	$434	$1,434	$1,034	$1,342
Long-term debt, less amount due within one year	5,899	5,901	4,905	4,906	5,777
Total debt	$6,334	$6,335	$6,339	$5,940	$7,119
Less: Cash, cash equivalents, and restricted cash	1,326	1,360	1,324	1,703	2,643
Net debt	$5,008	$4,975	$5,015	$4,237	$4,476

Net debt is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management assesses the Company's leverage position after factoring in cash that could be used to repay outstanding debt.

Howmet Aerospace and subsidiaries
Calculation of Financial Measures (unaudited), continued
(dollars in millions)

Operating income excluding Special items	Quarter ended
	March 31, 2019	December 31, 2019	March 31, 2020
Operating income	$374	$416	$399

Special items:
Restructuring and other charges	12	(10)	21
Costs associated with the Arconic Inc. Separation Transaction	3	34	38
Impairment of energy business assets	—	1	—
Legal and other advisory costs related to Grenfell Tower	2	2	—
Strategy and portfolio review costs	6	—	—
Plant fire costs	—	1	11
Impairment costs related to facilities closures	—	—	3
Operating income excluding Special items	$397	$444	$472

Sales	$3,541	$3,401	$3,209

Operating income margin, excluding Special items	11.2%	13.1%	14.7%

Operating income excluding Special items and Operating income margin, excluding Special items are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews the operating results of the Company excluding the impacts of Special items. There can be no assurances that additional Special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Operating income determined under GAAP as well as Operating income excluding Special items.

Howmet Aerospace and subsidiaries
Calculation of Financial Measures (unaudited), continued
(dollars in millions)

Return on Net Assets (RONA)	Quarter ended		Quarter ended
	December 31,		March 31,
	2018	2019	2019	2020
Net income	$218	$309	$187	$215
Special items(1)	(56)	(75)	21	59
Net income excluding Special items	162	234	208	274
Annualized net income excluding Special items	648	936	832	1,096

Net Assets:	December 31, 2018	December 31, 2019	March 31, 2019	March 31, 2020
Add: Receivables from customers, less allowances	$1,047	$967	$1,170	$1,290
Add: Deferred purchase program(2)	234	246	430	65
Add: Inventories	2,492	2,429	2,612	2,512
Less: Accounts payable, trade	2,129	2,043	2,193	1,799
Working capital	1,644	1,599	2,019	2,068
Properties, plants, and equipment, net (PP&E)	5,704	5,463	5,727	5,358
Net assets - total	$7,348	$7,062	$7,746	$7,426

RONA	8.8%	13.3%	10.7%	14.8%

RONA is a non-GAAP financial measure. RONA is calculated as Net income excluding Special items divided by working capital and net PP&E. Management believes that this measure is meaningful to investors as RONA helps management and investors determine the percentage of net income the company is generating from its assets. This ratio tells how effectively and efficiently the company is using its assets to generate earnings.
(1)	See Reconciliation of Net income excluding Special items for a description of Special items.
(2)

The Deferred purchase program relates to an arrangement to sell certain customer receivables to several financial institutions on a recurring basis. The Company is adding back the receivable for the purposes of the Working capital calculation.

Contacts

Investor Contact
Paul T. Luther
(412) 553-1950
Paul.Luther@howmet.com

Media Contact
Paul Erwin
(412) 553-2666
Paul.Erwin@howmet.com